Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:
Sherrie Gutierrez
Silicon Image, Inc.
Phone: 408-616-4088
Sherrie.Gutierrez@siliconimage.com

Allison DeLeo
Racepoint Global
Phone: 415-694-6711
adeleo@racepointglobal.com

INVESTOR CONTACT:
Alex Chervet
Silicon Image, Inc.
Phone: 408-616-4153
Alex.Chervet@siliconimage.com

SILICON IMAGE APPOINTS NEW CHIEF FINANCIAL OFFICER

SUNNYVALE, Calif., July 28, 2014 – Silicon Image (NASDAQ: SIMG), a leading provider of multimedia connectivity solutions and services, today announced the appointment of Raymond Cook as Chief Financial Officer effective July 28, 2014.

Mr. Cook joins Silicon Image from STEC (recently acquired by HGST, a wholly owned subsidiary of Western Digital) where he served as Executive Vice President and Chief Financial Officer for the last five years.  Prior to STEC, Mr. Cook held several executive positions including Vice President Finance & Corporate Controller of Mindspeed Technologies, Inc., Executive Director of Accounting and External Reporting for Conexant Systems, Inc., and Director of Accounting for Rockwell Semiconductor Systems.

“Raymond brings a wealth of experience to Silicon Image and we are very pleased that he has joined our team.  He has an outstanding track record in the high tech industry, and I look forward to seeing him play a pivotal role in growing both our wired and wireless businesses,” said Camillo Martino, chief executive officer of Silicon Image.

Mr. Cook is a Certified Public Accountant and Chartered Global Management Accountant.  He received his B.S. Accounting and M.B.A. Finance from Loyola Marymount University.

About Silicon Image, Inc.

Silicon Image (NASDAQ: SIMG) is a leading provider of multimedia connectivity solutions and services for mobile, consumer electronics and PC markets.  Silicon Image’s semiconductor and intellectual property products feature wireless and wired technologies that deliver connectivity across a wide array of devices in the home, office and on the go.  Silicon Image has driven the creation of the industry standards HDMI®, DVI™, MHL® and WirelessHD®, and offers manufacturers comprehensive standards interoperability and compliance testing services via its wholly-owned subsidiary, Simplay Labs.  For more information, visit http://www.siliconimage.com/.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries.  All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.